Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS 2025 THIRD QUARTER RESULTS

FY2025 Guidance Refined to Reflect Market Dynamics

New York, New York, November 5, 2025, Interparfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter and nine months ended September 30, 2025.

Financial Highlights: ($ in millions, except per share amounts)	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net Sales	$430	$425	+1%	$1,102	$1,091	+1%
Gross Margin	63.5%	63.9%	(40) bps	64.4%	63.6%	+80 bps
Operating Income	$109	$106	+2%	$243	$239	+2%
Operating Margin	25.3%	25.0%	+30 bps	22.0%	21.9%	+10 bps
Net Income attributable to Interparfums, Inc.	$66	$62	+6%	$140	$140	--
Diluted EPS	$2.05	$1.93	+6%	$4.36	$4.34	+0.5%

The average dollar/euro exchange rate for the 2025 third quarter was 1.17 compared to 1.10 in the 2024 third quarter leading to a positive 2% foreign exchange impact. For the first nine months of 2025, the average dollar/euro exchange rate was 1.12 compared to 1.09 in the first nine months of 2024, leading to a positive 1% foreign exchange impact.

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Interparfums, noted, “While the prestige and luxury fragrance category continues to perform well, broader macroeconomic factors, including retailer destocking, evolving consumer behavior, and tariff-related disruptions, moderated our topline growth. We remain confident that our strong innovation pipeline, supported by rigorous advertising and promotion programs, and ongoing portfolio evolution, will maintain sales momentum in the coming months and into 2026.

“Our two largest markets, North America and Western Europe, grew sales by 4% and 3%, respectively, on a year-to-date basis. Sales in Asia/Pacific were down 9%, due to distribution challenges in South Korea and India.

“With fragrance leading the beauty category in Central and South America, our sales increased 12% through the first nine months, fueled by the strength of Lacoste and Coach fragrance sales. Sales in Eastern Europe rose 6% compared with the first nine months of 2024, reflecting more normalized sales levels as last year’s period was affected by sourcing constraints. The Middle East and Africa declined 16%, primarily due to the run-off of the Dunhill license, which was completed in August 2024. Excluding the impact of Dunhill, net sales in the Middle East and Africa declined 7%, as a result of ongoing conflict in the region and a smaller pool of prestige fragrance retailers.”

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Mr. Madar concluded, “Despite the slowing sales, we continue to invest in our brands to maximize engagement both in-store and online, leveraging the reach and performance across our e-commerce channels. We’re positioned to capture sales in the final three months of the year as healthy consumer demand accelerates during the holiday gifting season, driven by differentiated product offerings, targeted marketing initiatives, and increased brand visibility.”

Financial Commentary

Michel Atwood, Chief Financial Officer of Interparfums, noted, “For the first nine months of 2025, consolidated gross margin rose 80 basis points to 64.4%, driven by a favorable segment and brand mix in the nine months of the year. In the third quarter, however, it declined marginally by 40 basis points to 63.5% as favorable segment/channel/brand mix and pricing were not sufficient to fully offset the higher tariffs on our United States imports.

“SG&A expenses as a percentage of net sales were 38.2% and 42.4%, respectively, for the third quarter and first nine months of 2025 as compared to 38.9% and 41.8%, for the comparable periods in 2024, attributable to the phasing of advertising and promotional activities. These expenditures represented 15.3% and 16.9% of net sales for the third quarter and first nine months of 2025, compared to 15.7% and 16.6% for the respective periods of the prior year as we continue to invest in advertising and promotional activities ahead of our growth and in line with our expected sell-out.

“The key metrics mentioned resulted in operating margins of 25.3% and 22.0% for the third quarter and first nine months of 2025, respectively, as compared to 25.0% and 21.9% for the corresponding periods of 2024.

“Below the operating line, net income reflected other expenses of $7.7 million during the first nine months of 2025, compared to $7.1 million in the same period last year. Through September 30, 2025, we recorded $4.6 million in losses on foreign currency and a $2.5 million loss on marketable securities, while in the same period last year, there was a foreign currency loss of $3.1 million and a loss of $0.8 million on marketable securities.

“Our consolidated effective tax rate was 23.5% and 23.7% for the nine months ended September 30, 2025 and 2024, respectively as we benefited from a favorable net tax gain of $2 million in the third quarter following a positive outcome from prior year tax assessments.

“These factors contributed to our third quarter net income attributable to Interparfums, Inc. of $66 million, or $2.05 per diluted share, a 6% improvement over last year’s third quarter. For the first nine months, net income was unchanged at $140 million, but up slightly on a diluted per share basis to $4.36.

“Our financial position remains healthy with $188 million in cash, cash equivalents and short-term investments, and working capital of $688 million. We generated $68 million in operating cash flow for the first nine months of 2025, up from $50 million a year ago, while working capital efficiency helped reduce cash usage to $134 million, compared to $147 million in the prior year.”

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Guidance Update

Mr. Atwood concluded, “Since November 2024, we have maintained our full-year 2025 guidance with confidence in our operational agility and disciplined execution. While our fundamentals remain strong with a healthy innovation pipeline, strong partnerships with global distributors and retailers, and a resilient consumer base, we are updating our 2025 guidance to reflect slower than anticipated growth through September of this year, amid ongoing macroeconomic uncertainty and moderating demand in several international markets outside the United States. We now expect $1.47 billion in sales, up 1% year-over-year, leading to diluted earnings per share of $5.12, flat compared to full-year 2024.”

Interparfums plans to release its initial guidance for full-year 2026 on Tuesday, November 18, 2025, after the close of the market.

Dividend

The Company’s regular quarterly cash dividend of $0.80 per share will be paid on December 31, 2025, to shareholders of record on December 15, 2025.

Merger of French Subsidiaries

In order to streamline our corporate structure, in December 2025, our wholly owned French subsidiary, Inter Parfums Holding SA (“IPH Subsidiary”), will merge into Interparfums SA, our French operating subsidiary, with Interparfums SA becoming the surviving entity. IPH Subsidiary did not conduct any business. We do not believe there will be any material impact to our shareholders, because before and after the merger our Company still own approximately 72% of Interparfums SA.

Conference Call

Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Thursday, November 6, 2025.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free:              (877) 423-9820

International:                 (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

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About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White will join the Company’s fragrance portfolio in 2026.

Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:
Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@theequitygroup.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

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INTERPARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (In thousands except share and per share data)

 (Unaudited)

ASSETS
	September 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$110,396	$125,433
Short-term investments	77,460	109,311
Accounts receivable, net	363,624	274,705
Inventories	388,302	371,920
Receivables, other	10,369	6,122
Other current assets	40,587	27,035
Income taxes receivable	—	306
Total current assets	990,738	914,832
Property, equipment and leasehold improvements, net	186,206	153,773
Right-of-use assets, net	24,558	24,603
Trademarks, licenses and other intangible assets, net	328,220	282,484
Deferred tax assets	15,262	17,034
Other assets	19,666	18,535
Total assets	$1,564,650	$1,411,261

LIABILITIES AND EQUITY
Current liabilities:
Loans payable - banks	$9,393	$8,311
Current portion of long-term debt	56,901	41,607
Current portion of lease liabilities	6,193	6,087
Accounts payable – trade	66,985	91,049
Accrued expenses	152,624	172,758
Income taxes payable	10,677	12,615
Total current liabilities	302,773	332,427
Long–term debt, less current portion	139,976	115,734
Lease liabilities, less current portion	17,406	20,455

Equity:
Interparfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 32,064,728 and 32,110,170 shares at September 30, 2025 and December 31, 2024, respectively	32	32
Additional paid-in capital	109,006	106,702
Retained earnings	826,964	763,240
Accumulated other comprehensive loss	(4,780)	(72,239)
Treasury stock, at cost, 8,960,587 and 9,981,665 shares at September 30, 2025 and December 31, 2024, respectively	(60,335)	(52,864)
Total Interparfums, Inc. shareholders’ equity	870,887	744,871
Noncontrolling interest	233,608	197,774
Total equity	1,104,495	942,645
Total liabilities and equity	$1,564,650	$1,411,261

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INTERPARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Net sales	$429,579	$424,629	$1,102,334	$1,090,821

Cost of sales	156,762	153,469	392,451	396,519

Gross margin	272,817	271,160	709,883	694,302

Selling, general and administrative expenses	164,261	165,166	467,074	455,506

Income from operations	108,556	105,994	242,809	238,796

Other expenses (income):
Interest expense	2,305	1,978	5,637	5,726
Loss on foreign currency	2,215	3,355	4,576	3,085
Interest and investment (income) loss	(2,547)	254	(1,199)	(1,690)
Other (income) loss	(978)	1	(1,302)	(35)

	995	5,588	7,712	7,086

Income before income taxes	107,561	100,406	235,097	231,710

Income taxes	24,282	23,571	55,218	54,974

Net income	83,279	76,835	179,879	176,736

Less: Net income attributable to the noncontrolling interest	17,470	14,576	39,590	36,606

Net income attributable to Interparfums, Inc.	$65,809	$62,259	$140,289	$140,130

Earnings per share:

Net income attributable to Interparfums, Inc. common shareholders:
Basic	$2.05	$1.94	$4.37	$4.37
Diluted	$2.05	$1.93	$4.36	$4.34

Weighted average number of shares outstanding:
Basic	32,113	32,026	32,114	32,030
Diluted	32,149	32,266	32,158	32,266

Dividends declared per share	$0.80	$0.75	$2.40	$2.25

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